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EXHIBIT 99B.4

COMBINED STATEMENTS OF                       U S WEST MEDIA GROUP
CASH FLOWS (UNAUDITED)
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
						    Quarter Ended
						      March 31,
In millions                                         1996    1995
- - ------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income                                            $3     $15
 Adjustments to net income:
  Depreciation and amortization                        67      61
  Equity losses in unconsolidated ventures             66      57
  Deferred income taxes                               (17)    (27)
  Provision for uncollectibles                         14      13
 Changes in operating assets and liabilities:
   Restructuring payments                              (4)     (3)
   Accounts and notes receivable                      (10)     (9)
   Deferred directory costs, prepaid and other        (12)     (9)
   Accounts payable and accrued liabilities             6     (96)
 Other - net                                           (3)     78
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Cash provided by operating activities                 110      80
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (117)    (76)
 Investment in international ventures                (104)   (182)
 Investment in PCS                                    (25)    (42)
 Cash (to) from investment in assets held for sale      3     (60)
 Other - net                                            1     (21)
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Cash (used for) investing activities                 (242)   (381)
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FINANCING ACTIVITIES
 Net proceeds from issuances of short-term debt       139     435
 Repayments of long-term debt                         (97)   (150)
 Proceeds from issuance of long-term debt              76      -
 Proceeds from issuance of common stock                21      11
 Advance from Communications Group                     -       23
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Cash provided by financing activities                 139     319
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CASH AND CASH EQUIVALENTS
 Increase                                               7      18
 Beginning balance                                     20      93
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Ending balance                                        $27    $111
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Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.
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